Exhibit 14

                               STOCK TRADING PLAN


         This Stock Trading Plan, dated June 21, 2001 (the "Plan"), is being adopted by Equity-Linked Investors-II ("Client") and issued as an instruction to Credit Suisse First Boston Corporation ("CSFBC") to facilitate the sale of shares of the common stock (the "Shares") of Finlay Enterprises, Inc. ("Issuer") by Client.

         In order to liquidate the investment portfolio, Client desires to sell the Shares. To dispel any inference the Client is trading in the Shares on the basis of, while using, when in possession of, or when aware of material nonpublic information, or that the trades in the Shares evidence the Client's knowledge of material nonpublic information, or information at variance with Issuer's statements to Investors; Client has determined to instruct CSFBC to sell a pre-determined amount of Shares pursuant to the formula described in Exhibit A.

1. Client hereby represents, warrants and acknowledges that it:

          (a) as of the date of this Plan, is not aware of any material nonpublic information regarding Issuer and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent CSFBC from acting upon the instructions set forth in this Plan;

          (b) is entering into this Plan in good faith and not as part of any scheme to evade the prohibitions of Rule 10b5-1 adopted under the Securities Exchange Act of 1934, as amended; and

          (c) has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to the Shares.

2. It is the intent of the Client that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (the "Exchange Act") and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

3. CSFBC agrees to conduct all sales in accordance with the manner of sale requirement of Rule 144 under the Securities Act of 1933, and in no event shall CSFBC effect any sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming CSFBC's sales under this Plan are the only sales subject to that limitation. Client agrees not to take, and agrees not to cause any person or entity with which he or she would be required to aggregate sales of Shares pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales not to comply with Rule 144. CSFBC will be responsible for completing and filing on behalf of the Client the required Form 144s. Client understands and agrees that CSFBC shall make one Form 144 filing at the beginning of the period commencing July 16, 2001.


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4. Client acknowledges that, subject to its compliance with the manner of sale requirement under paragraph (g) of Rule 144, CSFBC may make a market in the Shares and will continue to engage in market-making activities while executing transactions on behalf of Client pursuant to the Plan.

5. Except as provided in paragraph 6, Client will not discuss with CSFBC the timing of the trading in the Shares on his/her behalf (other than to confirm these instructions and describe them if necessary).

6. Client shall immediately notify CSFBC if Client becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent CSFBC from making sales of Shares pursuant to this Plan, and, in such case, Client and CSFBC shall cooperate to amend or otherwise revise this Plan to take account of such legal, regulatory or contractual restriction or undertaking (provided that neither party shall be obligated to take any action that would be inconsistent with the requirements of Rule 10b5-1(c)).

7. During any open trading window, Client may revise this Plan or execute a new one, provided that it submits it to Issuer for its review and authorization and provided that it is approved at least 3 days in advance of any trade executed according to that revised or new plan. Any revision or new plan shall be in writing, be made in good faith and not be part of any scheme to evade the prohibitions of Rule 10b5-1.

8. Client agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act, and represents and agrees that this Plan and the actions to be taken in furtherance thereof are in compliance with applicable state securities laws.

9. Trades under the Plan shall not occur during the two-business day period following the public release by Issuer of its earnings or comparable store sale figures, subject to telephonic confirmation by Client one business day in advance.

10. The Plan shall terminate if the Issuer engages in an underwritten offering of securities and the lead underwriter of such offering requires that officers and directors of the Issuer enter into a lock-up or market stand-off agreement. Such termination shall take effect at the commencement of the lock-up or stand-off period.

11. The Plan shall be terminated if at any time any trade contemplated hereunder shall result in a violation or adverse consequence under applicable securities laws or have a material adverse effect on the Issuer (such as a sale that would cause the Issuer to lose pooling treatment for a merger). Unless earlier terminated, this Plan shall terminate on October 14, 2001. Client will give reasonable prior written notice of any termination to CSFBC.

This plan shall be governed by and construed in accordance with the laws of the State of New York.

                                         /s/  Rohit M. Desai
                                         ---------------------------------------
                                         (Signature)

                                         Rohit M. Desai
                                         ---------------------------------------
                                         (Print Name)



                 Reviewed on
                 6/22/01                 Finlay Enterprises, Inc.
                 --------------------    ---------------------------------------
                                                    (Name of Issuer)

                                         By:    /s/  Bonni G. Davis
                                                --------------------------------

                                         Name:  Bonni G. Davis
                                                --------------------------------

                                         Title: Vice President
                                                --------------------------------

Acknowledged and Accepted:
CREDIT SUISSE FIRST BOSTON CORPORATION


By:  /s/Amy M. Grossman
   -------------------------
      Amy M. Grossman


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                                                                       Exhibit A

                              SHARE TRADING FORMULA

Sell an aggregate of 100,000 shares of FNLY from July 16 to October 14, 2001 (selling period) at prevailing market price, but in no event less than $11.00 per share. The shares shall be sold everyday that the Nasdaq Stock Market is open for trading during the selling period, with the number of shares sold each day calculated as follows: If the market price of FNLY is between $11.00 to $11.50 per share - shares remaining for sale/number of open trading days remaining in the selling period (formula) (excluding trading days prohibited under paragraph 9), If the market price of FNLY is between $11.51 to $12.00 per share - up to 3 times the formula (excluding trading days prohibited under paragraph 9), If the market price of FNLY is $12.01 or above per share - up to 6 times the formula (excluding trading days prohibited under paragraph 9); provided that the number of shares sold within any three-month period shall not exceed the volume limitations provided in Rule 144(e)(1). This calculation shall be used whenever shares are sold on a daily basis.